Subject to Completion, Pricing Supplement dated November 7, 1995

PROSPECTUS Dated March 29, 1995                   Pricing Supplement No. 20 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 33-57833
Dated March 29, 1995                                         November   , 1995
                                                                Rule 424(b)(3)
                                 $ 10,000,000

                           Morgan Stanley Group Inc.
                          MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes

                % MANDATORILY EXCHANGEABLE NOTES DUE MAY 30, 1998

            % Mandatorily Exchangeable For Shares of Common Stock of
                             [UNDERLYING COMPANY]

The   % Mandatorily Exchangeable Notes due May 30, 1998 (the "Notes") are
Medium-Term Notes, Series C (Senior Fixed Rate Notes) of Morgan Stanley Group Inc. (the "Company"), as further described below and in the Prospectus Supplement under "Description of Notes - Fixed Rate Notes."

The principal amount of each of the Notes being offered hereby will be $
(the Market Price (as defined herein) of the common stock, par value $ per share, of [Underlying Company] ("UnderCo") on November , 1995) (the "Initial Price"). The Notes will mature on May 30, 1998. Interest on the Exchangeable
Notes, at the rate of   % of the principal amount per annum, is payable
quarterly in arrears on each February   , May   , August    and November   ,
beginning February   , 1996.

At maturity (including as a result of acceleration or otherwise), the principal amount of each Note will be mandatorily exchanged by the Company into a number of shares of the common stock of UnderCo (the "UnderCo Stock") (or, at the Company's option, cash with an equal value in the case of clause
(b) below) at the Exchange Rate. The Exchange Rate is equal to, subject to certain adjustments, (a) if the product of the Exchange Factor (as defined below) and the Market Price per share of UnderCo Stock determined as of the maturity of the Notes (the "Maturity Price") is greater than or equal to $
per share of UnderCo Stock (the "Threshold Appreciation Price"), .      of the
product of the Exchange Factor and one share of UnderCo Stock per Note, (b) if the Maturity Price is less than the Threshold Appreciation Price but is greater than the Initial Price, a fractional share of the product of the Exchange Factor and one share of UnderCo Stock so that the value of such fractional share (determined at the Maturity Price) equals the Initial Price and (c) if the Maturity Price is less than or equal to the Initial Price, the product of the Exchange Factor and one share of UnderCo Stock per Note. The Exchange Factor will be set initially at 1.0, but will be subject to
adjustment upon the occurrence of certain corporate events.   Because the
Exchange Rate varies depending on the Maturity Price, holders of the Notes will not necessarily receive at maturity an amount equal to the principal amount thereof. See "Exchange at Maturity," "Exchange Factor" and "Antidilution Adjustments" in this Pricing Supplement.

Interest on the Notes will accrue at a higher rate than the rate at which dividends have been paid on the UnderCo Stock. The opportunity for equity appreciation afforded by an investment in the Notes is less than that afforded by an investment in the UnderCo Stock because at maturity a holder may receive less than one share of UnderCo Stock per Note. The value of the UnderCo Stock received by a holder of the Notes upon exchange at maturity, determined as described herein, may be more or less than the principal amount of the Notes.

UnderCo is not affiliated with the Company, is not involved in this offering of the Notes and will have no obligations with respect to the Notes. See "Historical Information" in this Prospectus Supplement for information on the range of Market Prices for UnderCo Stock.

The Company will cause the Market Price, any adjustments to the Exchange Factor and any other antidilution adjustments to be determined by the Calculation Agent for Chemical Bank, as Trustee under the Senior Debt Indenture.

An investment in the Notes entails risks not associated with similar investments in a conventional debt security, as described under "Risk Factors" on PS- and PS- herein.

                               _____________

                      PRICE 100% AND ACCRUED INTEREST
                               _____________


                                                           Proceeds to
                                        Agent's         -------------------
              Price to Public(1)     Commissions(2)         Company(1)
              -------------------    ---------------    -------------------
Per Note..           100%                   %                    %
Total.....        $                     $               $

_______________

(1) Plus accrued interest, if any, from November   , 1995.

(2) The Company has agreed to indemnify the Agent against certain liabilities, including liabilities under the Securities Act of 1933.


                           MORGAN STANLEY & CO.
                               Incorporated


Information contained in this preliminary pricing supplement is subject to completion or amendment. These securities may not be delivered prior to the time a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


Capitalized terms not defined herein have the meanings given to such terms in the accompanying Prospectus Supplement.


Principal Amount:..............  $10,000,000

Maturity Date:.................  May 30, 1998

Interest Rate:.................     % per annum

Interest Payment Dates:........  February   , May   , August    and November

Specified Currency:............  U.S. Dollars

Issue Price:...................  100%

Original Issue Date (Settlement
  Date):.......................  November   , 1995

Book Entry Note or Certificated
  Note:........................  Book Entry

Senior Note or Subordinated
  Note:........................  Senior

Minimum Denominations:.........  $

Trustee:.......................  Chemical Bank

Exchange at Maturity:..........  At maturity (including as a result of acceleration or otherwise), the principal
                                 amount of each Note will be mandatorily
                                 exchanged by the Company, upon delivery of
                                 such Note to the Trustee, into a number of
                                 shares of UnderCo Stock (or, at the
                                 Company's option, cash with an equal value
                                 in the case of clause (b) below) at the
                                 Exchange Rate.  The Exchange Rate is equal
                                 to (a) if the Maturity Price is greater
                                 than or equal to $          (the "Threshold
                                 Appreciation Price"), .     of the product
                                 of the Exchange Factor (as defined below) and one share of UnderCo Stock per Note, (b) if the Maturity Price is less than the Threshold Appreciation Price but is greater than the Initial Price, a fractional share of the product of the Exchange Factor and one share of UnderCo Stock so that the value of such fractional share (determined at the Maturity Price) equals the Initial Price and (c) if the Maturity Price is less than or equal to the Initial Price, the product of the Exchange Factor and one share of UnderCo Stock per Note, subject in each case to any applicable antidilution adjustments as set forth under "Antidilution Adjustments" below. Such delivery or payment will be made 3 Business Days after the Exchange
                                 Date.

                                 The Company shall, or shall cause the
                                 Calculation Agent to, deliver such shares of UnderCo Stock or cash to the Trustee for delivery to the holders.

No Fractional Shares:..........  Upon mandatory exchange of the Notes, the
                                 Company will pay cash in lieu of issuing fractional shares of UnderCo Stock in an amount equal to the corresponding fractional Market Price as of the maturity of the Notes.

Exchange Factor:...............  The Exchange Factor will be set initially at
                                 1.0, but will be subject to adjustment upon the occurrence of certain corporate events. See "Antidilution Adjustments" below.

Initial Price:.................  $

Maturity Price:................  Maturity Price means the product of (i) the
                                 Market Price of UnderCo Stock and (ii) the
                                 Exchange Factor, each determined as of the maturity of the Notes.

Market Price:..................  If UnderCo Stock (or any other security for which a Market Price must be
                                 determined) is listed on a national
                                 securities exchange, is a security of The
                                 Nasdaq National Market ("NASDAQ NMS") or is included in the OTC Bulletin Board Service ("OTC Bulletin Board") operated by the National Association of Securities Dealers, Inc. (the "NASD"), the Market Price for any NYSE Trading Day means (i) the last reported sale price, regular way, on such day on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on which UnderCo Stock is listed or admitted to trading or (ii) if not listed or admitted to trading on any such securities exchange or if such last reported sale price is not obtainable, the last reported sale price on the over-the-counter market as reported on the NASDAQ NMS or OTC Bulletin Board on such day. If the last reported sale price is not available pursuant to clause (i) or
                                 (ii) of the preceding sentence, the Market
                                 Price for any NYSE Trading Day shall be
                                 the mean, as determined by the Calculation
                                 Agent, of the bid prices for UnderCo Stock obtained from as many dealers in such stock, but not exceeding three, as will make such bid prices available to the Calculation Agent. The term "NASDAQ NMS security" shall include a security included in any successor to such system and the term "OTC Bulletin Board Service" shall include any successor service thereto.

NYSE Trading Day:..............  A day on which trading is generally conducted in the over-the-counter market for equity securities in the United States and on the New York Stock Exchange, as determined by the Calculation Agent, and on which a Market Disruption Event has not occurred.

Calculation Agent:.............  Morgan Stanley & Co. Incorporated ("MS
                                 & Co.")

                                 Because the Calculation Agent is an
                                 affiliate of the Company, potential
                                 conflicts of interest may exist between
                                 the Calculation Agent and the holders of the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in making adjustments to the Exchange Factor or other antidilution adjustments or determining any Market Price or whether a Market Disruption Event has occurred. See "Antidilution Adjustments" and "Market Disruption Event" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Risk Factors:..................  An investment in the Notes entails significant risks not associated with similar investments in a conventional debt security, including the following:

                                 The Notes combine features of equity and debt instruments. Accordingly, the terms of the Notes differ from those of ordinary debt securities in that the value of the UnderCo Stock that a holder of the Notes will receive upon mandatory exchange of the principal amount thereof at maturity is not fixed, but is based on the price of the UnderCo Stock and the Exchange Rate as determined at such price. Because the price of the UnderCo Stock is subject to market fluctuations, the value of the UnderCo Stock received by a holder of Notes upon exchange at maturity, determined as described herein, may be more or less than the principal amount of the Notes. If the Maturity Price of the UnderCo Stock is less than the Initial Price, the amount receivable upon exchange will be less than the principal amount of the Notes, in which case an investment in the Notes may result in a loss.

                                 The opportunity for equity appreciation
                                 afforded by an investment in the Notes is less than that afforded by an investment in the UnderCo Stock because at maturity a holder will receive less than one share of UnderCo Stock per Note if the value of such UnderCo Stock (as adjusted by the Exchange Factor) has appreciated above the Initial Price.

                                 Although the amount that holders of the Notes are entitled to receive at maturity is subject to adjustment for certain corporate events, such adjustments do not cover all events that could affect the Market Price of the UnderCo Stock, including, without limitation, the occurrence of a partial tender or exchange offer for the UnderCo Stock by UnderCo or any third party, and consequently such other events may adversely affect the market value of the Notes.

                                 There can be no assurance as to how the Notes will trade in the secondary market or whether such market will be liquid or illiquid. Securities with characteristics similar to the Notes are novel securities and there is currently no secondary market for the Notes. The market value for the Notes will be affected by a number of factors independent of the creditworthiness of the Company and the value of UnderCo Stock, including, but not limited to, the volatility of UnderCo Stock, the dividend rate on UnderCo Stock, market interest and yield rates and the time remaining to the maturity of the Notes. In addition, the value of UnderCo Stock depends on a number of interrelated factors, including economic, financial and political events, that can affect the capital markets generally and the market segment of which UnderCo is a part and over which the Company has no control. The market value of the Notes is expected to depend primarily on changes in the Market Price of UnderCo Stock. The price at which a holder will be able to sell Notes prior to maturity may be at a discount, which could be substantial, from the principal amount thereof, if, at such time, the Market Price of UnderCo Stock is below, equal to or not sufficiently above the Initial Price. The historical Market Prices of UnderCo Stock should not be taken as an indication of UnderCo Stock's future performance during the term of any Note.

                                 The Notes will not be listed on any national securities exchange or accepted for quotation on a trading market and, as a result, pricing information for the Notes may be difficult to obtain.

                                 The Company is not affiliated with UnderCo and, although the Company as of the date of this Pricing Supplement does not have any material non-public information concerning UnderCo, corporate events of UnderCo, including those described below in "Antidilution Adjustments," are beyond the Company's ability to control and are difficult to predict.

                                 UnderCo is not involved in the offering of the Notes and has no obligations with respect to the Notes, including any obligation to take the interests of the Company or of holders of Notes into consideration for any reason. UnderCo will not receive any of the proceeds of the offering of the Notes made hereby and is not responsible for, and has not participated in, the determination of the timing of, prices for or quantities of, the Notes offered hereby.

                                 Holders of the Notes will not be entitled to any rights with respect to the UnderCo Stock (including, without limitation, voting rights, the rights to receive any dividends or other distributions in respect thereof and the right to tender or exchange in any partial tender or exchange offers by UnderCo or any third party) until such time, as the Company shall deliver shares of Stock to holders of the Notes at maturity or earlier redemption.

                                 Because the Calculation Agent is an affiliate of the Company, potential conflicts of interest may exist between the Calculation Agent and the holders of the Notes, including with respect to certain adjustments to the Exchange Factor and other antidilution adjustments that may influence the determination of the amount of UnderCo Stock or other property receivable at the maturity of the Notes. See "Antidilution Adjustments" and "Market Disruption Event."

                                 It is suggested that prospective investors who consider purchasing the Notes should reach an investment decision only after carefully considering the suitability of the Notes in light of their particular circumstances.

                                 Investors should also consider the tax
                                 consequences of investing in the Notes.  See
                                 "United States Federal Taxation" below.

Antidilution Adjustments:......  The Exchange Factor (and, in the case of paragraph 5 below, the determination of the Exchange Rate) will be adjusted as follows:

                                 1.  If UnderCo Stock is subject to a stock
                                 split or reverse stock split, then once such split has become effective, (i) the Exchange Factor will be adjusted to equal the product of the prior Exchange Factor and the number of shares issued in such stock split or reverse stock split with respect to one share of UnderCo Stock.

                                 2.  If UnderCo Stock is subject to a stock
                                 dividend (issuance of additional shares of UnderCo Stock) that is given ratably to all holders of shares of UnderCo Stock, then once the dividend has become effective and UnderCo Stock is trading ex-dividend, the Exchange Factor will be adjusted so that the new Exchange Factor shall equal the prior Exchange Factor plus the product of (i) the number of shares issued with respect to one share of UnderCo Stock and (ii) the prior Exchange Factor.

                                 3.  There will be no adjustments to the
                                 Exchange Factor to reflect cash dividends or other distributions paid with respect to UnderCo Stock other than distributions described in clause (vi) of paragraph 5 below and Extraordinary Dividends as described below. A cash dividend or other distribution with respect to UnderCo Stock will be deemed to be an "Extraordinary Dividend" if such dividend or other distribution exceeds the immediately preceding non-Extraordinary
                                 Dividend for UnderCo Stock by an amount equal to at least 10% of the Market Price of UnderCo Stock on the NYSE Trading Day preceding the ex-dividend date for the payment of such Extraordinary Dividend (the "ex-dividend date"). If an Extraordinary Dividend occurs with respect to UnderCo Stock, the Exchange Factor with respect to UnderCo Stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Exchange Factor will equal the product of (i) the then current Exchange Factor and (ii) a fraction, the numerator of which is the Market Price on the NYSE Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the Market Price on the NYSE Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount. The "Extraordinary Dividend Amount" with respect to an Extraordinary Dividend for UnderCo Stock will equal (i) in the case of cash dividends or other distributions that constitute quarterly dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for UnderCo Stock or (ii) in the case of cash dividends or other distributions that do not constitute quarterly dividends, the amount per share of such Extraordinary Dividend. To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination shall be conclusive. A distribution on the UnderCo Stock described in clause (vi) of paragraph 5 below that also constitutes an Extraordinary Dividend shall only cause an adjustment to the Exchange Factor pursuant to clause (vi) of paragraph 5.

                                 4.  If UnderCo issues rights or warrants to
                                 all holders of UnderCo Stock to subscribe for or purchase UnderCo Stock at an exercise price per share less than the Market Price of the UnderCo Stock and the expiration date of such rights or warrants precedes the maturity of the Notes, then the Exchange Factor will be adjusted to equal the product of the prior Exchange Factor and a fraction, the numerator of which shall be the number of shares of UnderCo Stock outstanding on the date of issuance of such rights or warrants, immediately prior to such issuance, plus the number of additional shares of UnderCo Stock offered for subscription or purchase pursuant to such rights or warrants and the denominator of which shall be the number of shares of UnderCo Stock outstanding on the date of issuance of such rights or warrants, immediately prior to such issuance, plus the number of additional shares of UnderCo Stock which the aggregate offering price of the total number of shares of UnderCo Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Market Price, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such Market Price.

                                 5.  If (i) there occurs any
                                 reclassification or change of UnderCo
                                 Stock, (ii)  UnderCo, or any surviving
                                 entity or subsequent surviving entity of UnderCo (a "UnderCo Successor") has been subject to a merger, combination or consolidation and is not the surviving entity, (iii) if there occurs a sale or conveyance to another corporation of the property and assets of UnderCo as an entirety or substantially as an entirety,
                                 (iv) any statutory exchange of securities of UnderCo or any UnderCo Successor with another corporation occurs (other than pursuant to clause (ii) above), (v) UnderCo is being liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, (vi) UnderCo issues to all of its shareholders equity securities of an issuer other than UnderCo (other than in a transaction described in clauses (ii),
                                 (iii), (iv) or (v) above)  (a "Spin-off
                                 Event") or (vii) a tender or exchange
                                 offer is consummated for all the
                                 outstanding shares of UnderCo Stock (any such event in clauses (i) through (vii) a "Reorganization Event"), the method of determining the Exchange Rate in respect of the amount payable upon exchange at maturity for each Note will be adjusted to provide that each holder of Notes will receive at maturity securities, cash or any other assets distributed in any such Reorganization Event, including, in the case of a Spin-off Event, the share of UnderCo Stock with respect to which the spun-off security was issued
                                 (collectively, the "Exchange Property")
                                 (or cash, in the case of clause (b) below) in an amount equal to (a) if the Transaction Value (as defined below) is greater than or equal to the Threshold Appreciation Price, [. ] multiplied by the Transaction Value, (b) if the Transaction Value is less than the Threshold Appreciation Price but greater than the Initial Price, the Initial Price and (c) if the Transaction Value is less than or equal to the Initial Price, the Transaction Value ; provided that, if the Exchange Property received in any such Reorganization Event consists only of cash, the maturity date of the Notes will be deemed to be accelerated to the date on which such cash is distributed to holders of UnderCo Stock. If Exchange Property consists of more than one type of property, holders of Notes will receive at maturity a pro rata share of each such type of Exchange Property. "Transaction Value" means (i) for any cash received in any such Reorganization Event, the amount of cash received per share of UnderCo Stock, as adjusted by the Exchange Factor,
                                 (ii) for any property other than cash or securities received in any such Reorganization Event, the market value of such Exchange Property received for each share of UnderCo Stock, as adjusted by the Exchange Factor, as determined by the Calculation Agent and (iii) for any security received in any such
                                 Reorganization Event, an amount equal to the Market Price per share of such security at the maturity of the Notes multiplied by the quantity of such security received for each share of UnderCo Stock, as adjusted by the Exchange Factor.

                                 For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer for all Exchange Property of a particular type, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer). In the event of a tender or exchange offer with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

                                 No adjustments to the Exchange Factor or Exchange Rate will be required unless such adjustment would require a change of at least 0.1% in the Exchange Factor or Exchange Rate then in effect. The Exchange Factor or Exchange Rate resulting from any of the adjustments specified above will be rounded to the nearest one thousandth with five ten-thousandths being rounded upward.

                                 No adjustments to the Exchange Factor or Exchange Rate will be made other than those specified above. The adjustments specified above do not cover all events that could affect the Market Price of the UnderCo Stock.

                                 The Calculation Agent shall be solely
                                 responsible for the determination and
                                 calculation of any adjustments to the
                                 Exchange Factor or Exchange Rate and of
                                 any related determinations and
                                 calculations with respect to any
                                 distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraph 5 or 6 above, and its determinations and calculations with respect thereto shall be conclusive.

                                 The Calculation Agent will provide
                                 information as to any adjustments to the Exchange Factor or Exchange Rate upon written request by any holder of the Notes.

Market Disruption Event:.......  "Market Disruption Event" means, with respect to UnderCo Stock:

                                  (i) a suspension, absence or material
                                 limitation of trading of UnderCo Stock on the primary market for UnderCo Stock for more than two hours of trading or during the one-half hour period preceding the close of trading in such market; or the suspension or material limitation on the primary market for trading in options contracts related to UnderCo Stock, if available, during the one-half hour period preceding the close of trading in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

                                  (ii) a determination by the Calculation
                                 Agent in its sole discretion that the event described in clause (i) above materially interfered with the ability of the Company or any of its affiliates to unwind all or a material portion of the hedge with respect to the Notes.

                                 For purposes of determining whether a Market
                                 Disruption Event has occurred: (1) a
                                 limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, (2) a decision to permanently discontinue trading in the relevant contract will not constitute a Market Disruption Event, (3) limitations pursuant to New York Stock Exchange Rule 80A (or any applicable rule or regulation enacted or promulgated by the New York Stock Exchange, any other self-regulatory organization or the Securities and Exchange Commission of similar scope as determined by the Calculation Agent) on trading during significant market fluctuations shall constitute a Market Disruption Event, (4) a suspension of trading in an options contract on UnderCo Stock by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension or material limitation of trading in options contracts related to UnderCo Stock and (5) an "absence of trading" on the primary securities market on which options contracts related to UnderCo Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

UnderCo Stock; Public
  Information:.................  UnderCo Stock is registered under the
                                 Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the "Commission"). Information provided to or filed with the Commission is available at the offices of the Commission specified under "Available Information" in the accompanying Prospectus. In addition, information regarding UnderCo may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The Company makes no representation or warranty as to the accuracy or completeness of such reports.

                                 THIS PRICING SUPPLEMENT RELATES ONLY TO THE
                                 NOTES OFFERED HEREBY AND DOES NOT RELATE TO
                                 UNDERCO STOCK OR OTHER SECURITIES OF UNDERCO. ALL DISCLOSURES CONTAINED IN THIS PRICING SUPPLEMENT REGARDING UNDERCO ARE DERIVED FROM THE PUBLICLY AVAILABLE DOCUMENTS DESCRIBED IN THE PRECEDING PARAGRAPH. NEITHER THE COMPANY NOR THE AGENT HAS PARTICIPATED IN THE PREPARATION OF SUCH DOCUMENTS OR MADE ANY DUE DILIGENCE INQUIRY WITH RESPECT TO UNDERCO. NEITHER THE COMPANY NOR THE AGENT MAKES ANY REPRESENTATION THAT SUCH PUBLICLY AVAILABLE DOCUMENTS OR ANY OTHER PUBLICLY AVAILABLE INFORMATION REGARDING UNDERCO ARE ACCURATE OR COMPLETE. FURTHERMORE, THERE CAN BE NO ASSURANCE THAT ALL EVENTS OCCURRING PRIOR TO THE DATE HEREOF (INCLUDING EVENTS THAT WOULD AFFECT THE ACCURACY OR COMPLETENESS OF THE PUBLICLY AVAILABLE DOCUMENTS DESCRIBED IN THE PRECEDING PARAGRAPH) THAT WOULD AFFECT THE TRADING PRICE OF UNDERCO STOCK (AND THEREFORE THE INITIAL PRICE, THE THRESHOLD APPRECIATION PRICE AND THE EXCHANGE RATE APPLICABLE ABOVE THE THRESHOLD APPRECIATION PRICE), HAVE BEEN PUBLICLY DISCLOSED. SUBSEQUENT DISCLOSURE OF ANY SUCH EVENTS OR THE DISCLOSURE OF OR FAILURE TO DISCLOSE MATERIAL FUTURE EVENTS CONCERNING UNDERCO COULD AFFECT THE VALUE RECEIVED AT MATURITY WITH RESPECT TO THE NOTES AND THEREFORE THE TRADING PRICES OF THE NOTES.

                                 NEITHER THE COMPANY NOR ANY OF ITS AFFILIATES MAKE ANY REPRESENTATION TO ANY PURCHASER OF NOTES AS TO THE PERFORMANCE OF UNDERCO STOCK.

                                 The Company or its affiliates may presently or from time to time engage in business with UnderCo including extending loans to, or making equity investments in, UnderCo or providing advisory services to UnderCo, including merger and acquisition advisory services. In the course of such business, the Company or its affiliates may acquire non-public information with respect to
                                 UnderCo and, in addition, one or more
                                 affiliates of the Company may publish
                                 research reports with respect to UnderCo. The Company does not make any representation to any purchaser of Notes with respect to any matters whatsoever relating to UnderCo. Any prospective purchaser of a Note should undertake an independent investigation of UnderCo as in its judgment is appropriate to make an informed decision with respect to an investment in UnderCo Stock.

Historical Information:........  The following table sets forth the high and low Market Price during 1992, 1993, 1994, and
                                 during 1995 through November   , 1995, and
                                 the Market Price on  November   , 1995.  All
                                 Market Prices are rounded to the nearest one-tenth of a cent, and certain Market Prices have been adjusted for stock splits. The Market Prices listed below have been derived from publicly disseminated information that the Company believes to be accurate. Neither the Company nor the Agent makes any representation as to the accuracy of such information. The historical prices of
                                 UnderCo Stock should not be taken as an
                                 indication of future performance, and no assurance can be given that the price of UnderCo Stock will not decrease so that the beneficial owners of the Notes will receive at maturity shares of UnderCo Stock worth less than the principal amount of the Notes. Nor can assurance be given that the price of UnderCo Stock will increase above the Threshold Appreciation Price so that at maturity the beneficial owners of the Notes will receive an amount in excess of the principal amount of the Notes.

                                                                                     Dividends
                                         UnderCo                High        Low      Per Share
                                 ------------------------    ----------    -----    -----------
                                 (CUSIP #           )
                                 1992:
                                 First Quarter...........
                                 Second Quarter..........
                                 Third Quarter...........
                                 Fourth Quarter..........
                                 1993:
                                 First Quarter...........
                                 Second Quarter..........
                                 Third Quarter...........
                                 Fourth Quarter..........
                                 1994:
                                 First Quarter...........
                                 Second Quarter..........
                                 Third Quarter...........
                                 Fourth Quarter..........
                                 1995:
                                 First Quarter...........
                                 Second Quarter..........
                                 Third Quarter...........
                                 Fourth Quarter
                                   through November
                                     , 1995..............

Use of Proceeds and Hedging:...  The net proceeds to be received by the
                                 Company from the sale of the Notes will be used for general corporate purposes and, in part, by the Company or one or more of its affiliates in connection with hedging the Company's obligations under the Notes. See also "Use of Proceeds" in the accompanying Prospectus.

                                 On the date of this Pricing Supplement, the Company, through its subsidiaries, may hedge its anticipated exposure in connection with the Notes by taking positions in UnderCo Stock, in options contracts on UnderCo Stock listed on major securities markets or positions in any other instruments that it may wish to use in connection with such hedging. In the event that the Company pursues such a hedging strategy, the price at which the Company is able to purchase such positions may be a factor in determining the Initial Price, the Threshold Appreciation Price and the Exchange Rate applicable above the Threshold Appreciation Price. Purchase activity could potentially increase the prices of UnderCo Stock, and therefore effectively increase the level to which UnderCo Stock must rise before a holder of a Note will receive at maturity an amount of UnderCo Stock worth as much as or more than the principal amount of the Notes. Although the Company has no reason to believe that its hedging activity will have a material impact on the price of UnderCo Stock or such options, there can be no assurance that the Company will not affect such prices as a result of its hedging activities. The Company, through its subsidiaries, is likely to modify its hedge position throughout the life of the Notes by purchasing and selling the securities and instruments listed above and other available securities and instruments.

United States Federal
  Taxation: ...................  The following discussion supplements the
                                 "United States Federal Taxation" section in the accompanying Prospectus Supplement and should be read in conjunction therewith. Any limitations on disclosure and any defined terms contained therein are equally applicable to the summary below. Because of the absence of authority on point, there are substantial uncertainties regarding the U.S. federal income tax consequences of an investment in the Notes.

                                 The Company intends to treat the Notes as indebtedness of the Company and such treatment is binding on the Company and on all holders except for holders who disclose on their tax returns that they are treating the Notes in a manner that is inconsistent with the Company's treatment of the Notes. The Company's treatment is not, however, binding upon the Internal Revenue Service or the Courts, and there can be no assurance that it will be accepted.

                                 The Company presently intends to treat the coupon interest on the Notes as reportable interest. Under this approach, such interest would be taxable to a United States Holder as ordinary interest income at the time it accrues or is received in accordance with the United States Holder's method of accounting for United States income tax purposes.

                                 Although proposed Treasury regulations
                                 addressing the treatment of contingent debt instruments were issued on December 15, 1994, such regulations, which generally would require current accrual of contingent amounts and would affect the character of gain on the sale, exchange or retirement of debt, by their terms apply only to debt instruments issued on or after the 60th day after the regulations are finalized.

                                 Under general United States federal income tax principles, upon maturity of the Note, a United States Holder will recognize gain or loss, if any, equal to the difference between the amount realized at maturity and such Holder's tax basis in the Note. It is unclear under existing law whether gain recognized at maturity will be treated as ordinary or capital in character. Subject to further guidance from the Internal Revenue Service, however, the Company intends to treat such gain as interest income and to report such amounts accordingly. Prospective investors should consult with their tax advisors regarding the character of gain recognized at maturity.

                                 United States Holders that have acquired debt instruments similar to the Notes and have accounted for such debt instruments under proposed, but subsequently withdrawn, Treasury regulations may be deemed to have established a method of accounting that must be followed with respect to the Notes, unless consent of the Commissioner of the Internal Revenue Service is obtained to change such method. Absent such consent, such a Holder would be required to account for the Note in the manner prescribed in such withdrawn Treasury regulations. The Internal Revenue Service, however, would not be required to accept such method as correct.

                                 Any gain or loss recognized on the sale or exchange of a Note prior to maturity will be treated as capital in character.

                                 There can be no assurance that the ultimate tax treatment of the Notes would not differ significantly from the description herein. Prospective investors are urged to consult their tax advisors as to the possible consequences of holding the Notes.

                                 See also "United States Federal Taxation" in the accompanying Prospectus Supplement.